Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (no. 333-78051) and Form S-8 (no. 333-69827, 033-65142, 033-62718 and 033-49704) of Hickory Tech Corporation of our report dated February 1, 2002 relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 1, 2002